Exhibit 99.1

PRESS RELEASE

Plantronics Reports Q4 and Fiscal Year 2006 Financial Results

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director of Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE May 2, 2006

SANTA CRUZ, CA. - May 2, 2006 - Plantronics, Inc., (NYSE: PLT) today announced record revenues of $750 million for fiscal year 2006, an increase of 34% from $560 million in fiscal 2005. Of the $190 million in revenue growth, $121 million was the result of the acquisition of Altec Lansing whose revenues are included in our Audio Entertainment Group (AEG) segment. For the year as a whole, operating income was $110.4 million compared to $126.6 million in fiscal 2005, and operating margin declined to 14.7% from 22.6% last year. Earnings per share were $1.66 in comparison to $1.92 in fiscal 2005. Non-GAAP earnings per share, which exclude the impact of purchase accounting charges related to the acquisition of Altec Lansing, were $1.79 compared to $1.92 in fiscal 2005.

Fourth quarter net revenues increased 40% to $207 million compared to $148 million in the fourth quarter of fiscal 2005, with $38 million of the $59 million in growth derived from Altec Lansing products. Plantronics' diluted earnings per share were $0.43 for the fourth quarter compared to $0.51 in the fourth quarter of fiscal 2005. In total, revenues and earnings per share were within the range of guidance we provided on January 24, 2006. At that time, we estimated revenues for the fourth quarter to be within the range of $200 to $210 million and earnings per share to be within the range of $0.39 to $0.44. Operationally, gross and therefore operating margins were lower in our Audio Communications Group (ACG) segment than we planned due to the overall product mix and continued aggressive pricing in the intensely competitive Bluetooth mobile headset market, and higher requirements for excess and obsolete inventory.

As a result of the R&D that we are conducting in Mexico at our Plamex Design Center and tax incentives under the Maquiladora program that we qualified for, we had a lower effective tax rate in the quarter than we had anticipated. The effective rate of 24.5% for the quarter brought our full year rate to 27.9%. The lower tax rate in the quarter benefited EPS by approximately $0.02. Earnings per share in the fourth quarter of fiscal 2005 also benefited from a lower effective tax rate than had prevailed during the first three quarters of fiscal 2005.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

Non-GAAP earnings per share for the fourth quarter of fiscal 2005, which exclude the impact of purchase accounting charges related to the acquisition of Altec Lansing, were $0.45 in comparison to $0.51 in the fourth quarter of fiscal 2005.

Ken Kannappan, President and CEO of Plantronics, noted, “Our market opportunities are favorable and demand for our brands remains excellent. For the year as a whole, our ACG segment grew 12.5% to $630 million on the strength of our wireless headset offerings both for the office and for Bluetooth mobile applications. Wireless office headset system net revenues exceeded $150 million in fiscal 2006, up from $72 million in fiscal 2005. This achievement was capped by the milestone of shipping our one millionth CS50 unit in the fourth quarter, a product that has been on the market only a little over two years.”

Bluetooth net revenues were up significantly for the fiscal year as a result of substantially strengthening our position in the Bluetooth mobile market with an award winning set of new products. For example, net revenues reached $28.7 million in the fourth quarter of fiscal 2006, up 144% from $11.7 million in the fourth quarter of fiscal 2005.

The strong growth in wireless office and consumer Bluetooth in fiscal 2006 was partially offset by a nearly 50% decline in sales of corded mobile headsets and flat sales of professional grade corded headsets for office and contact center applications. Growth in PC headsets was also strong, driven by the increasing use of VoIP by consumers whereas headsets for gaming consoles declined after an unusually strong showing in fiscal 2005. Altec Lansing, reported in our Audio Entertainment Group segment, contributed more than $120 million in net revenues, more than $10 million in GAAP operating income and more than $20 million in non-GAAP operating income during the roughly eight month period in fiscal 2006 since the acquisition closed.

“These categories are burgeoning because wireless communication and entertainment devices provide real value to people - the ability to multi-task, the ability to move about freely, the ability to enjoy high quality audio for music wherever you happen to be, and the fundamental ability to stay connected yet be free,” said Kannappan. “Lifestyle and workplace needs are changing, and mobility and convergence are two central causes of that change. The opportunities these changes provide are abundant and we’ve taken many steps to position ourselves to capitalize on those opportunities.”

Significant investments in fiscal 2006 included:

•	the $165 million acquisition of Altec Lansing for long-term positioning in the convergence of audio and entertainment;
•	approximately $11 million national integrated marketing campaign targeted at office wireless, the Company’s best long-term value creation opportunity;
•	construction of our China factory and design center with a building capital cost of $18 million and total overall project capital cost of $23 million, for lower cost, especially for consumer products;
•	$8 million for the acquisition of Octiv, now operating under the name VolumeLogic, to further strengthen our expertise in acoustics, DSP and sound excellence broadly; and
•	approximately $2 million in incremental R&D and other costs to make our European Union products RoHS compliant by the upcoming July 1, 2006 deadline.

These investments combined with mix and the volatile nature of competitive markets strained Company resources and led to challenges in execution which manifested themselves in the form of lower overall profits in fiscal 2006 than fiscal 2005. However, the Company was solidly profitable earning $81 million in net income and generating $78 million in operating cash flow.

“Profit performance was certainly lower than our expectations, yet we feel we made significant strategic progress over the course of the year and are better positioned for the future. These investments are not entirely behind us, and in fact we intend to increase marketing expenditures for the wireless office segment in fiscal 2007 to a total of approximately $19 million. That said, we plan to resume executing to a profitable growth strategy in FY07,” Kannappan concluded.

ACG Segment

Fourth quarter net revenues of $169 million were up 14% in comparison to the year ago quarter and were up 4.6% sequentially. Revenue growth compared to the year ago quarter was driven by demand for wireless headsets, both for office applications and for mobile Bluetooth devices. This growth was partially offset by declines in sales of our mobile corded, OCC corded, and Clarity products. Gross margin was down 6.9 percentage points which was lower by $1.1 million compared to the year ago quarter. The key drivers behind the decline in gross margin were:

•	Product mix and continued pricing pressure, especially on Bluetooth consumer headsets (~4 percentage points),

•	Higher provisions for E&O (1.3 percentage points),

•	Manufacturing variances in Plamex (0.8 percentage points), and

•	Manufacturing overhead in our China facility which is not fully utilized as production is in the early stages of ramping up (0.7 percentage points).

During the quarter, ACG completed development and launched a number of excellent new products. Reactions have been very positive to the new wireless office headset systems, including the SupraPlus Wireless, CS70, and Voyager 510S with WindSmart, and on the consumer side, the incorporation of DSP technology into the award-winning Discovery 645 headset.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

AEG Segment

Fourth quarter net revenues of approximately $38 million were down from $61 million in the seasonally strong December quarter. We anticipated revenues to decline sharply in the March quarter based on Altec Lansing’s historic seasonality and the seasonality of most consumer audio companies. The sequential revenue decrease of $23 million or 38% was driven by declines in sales of the inMotion line of portable speakers for use with iPODs and other MP3 players as well as declines in powered speakers for use with PC’s. We believe our sales were down in line with overall industry sales and that our share position remained relatively stable in comparison to the December quarter. GAAP operating income was $1.7 million or 4.5% of revenues in the quarter compared to non-GAAP operating income of $3.6 million or 9.5% of revenues. The non-GAAP measure excludes the impact of purchase accounting charges of $1.9 million in the quarter.

AEG also developed a number of innovative new products, including the rugged iM9 portable iPOD speakers and the XM3120 speakers for XM-satellite based radio receivers.

Balance Sheet and Cash Flow Highlights

“Our earnings coupled with reductions in accounts receivable enabled us to generate cash flow from operations of approximately $32 million in the quarter bringing the full year total to $78 million,” noted Barbara Scherer, SVP & CFO of Plantronics. “We paid our line of credit down by $10 million during the quarter and increased our total cash, cash equivalents and marketable securities by $18.5 million in comparison to the December quarter.”

Inventory was relatively flat in comparison to the December quarter with turns decreasing from 4.8 to 4.6. Accounts receivable declined by $8.2 million as a result of collections exceeding net revenues during a seasonally slow March quarter for Altec Lansing partially offset by growth in the ACG business and ACG receivables. During the quarter, we repurchased 26,500 shares of our common stock for a total of approximately $0.8 million at a weighted average purchase price of $28.82, and 175,000 shares of our common stock remain authorized for repurchase under the 17th share repurchase program approved by the Board of Directors. Over the course of the fiscal year, 2,197,500 shares for a total of $70.4 million were repurchased at an average purchase price of $32.03. Stockholders received a total of $9.5 million in dividends during the course of the fiscal year.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

“We remain committed to returning cash flows in excess of business requirements to stockholders in the form of share repurchases when they are expected to be strongly accretive and through regular quarterly dividend payments,” concluded Scherer.

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially. Our business is inherently highly difficult to forecast and the rapid growth of the more variable revenue streams increases the difficulty of projecting our results. Our bookings rate thus far in the quarter does not fully support the revenue forecast we are providing, and we are expecting at least some pick-up from the level of orders we have received to date.

In general, we have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.

The below estimates for earnings in the first quarter include the ongoing purchase accounting charges from the Altec acquisition and our other ongoing purchase accounting charges from earlier acquisitions. Since these charges are expected to continue for many years, we will not be reporting GAAP versus non-GAAP comparisons related to these charges for future fiscal periods.

Our first quarter guidance includes the estimated impact of expensing stock-based compensation from the adoption of Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, (FAS 123(R)) and will be reflected in our operating results beginning with the first quarter of fiscal 2007, which commenced April 1, 2006. As a result, we will begin reporting GAAP versus non-GAAP for stock-based compensation expense. We believe this is appropriate to enhance an overall understanding of our comparative financial performance and our prospects for the future. We also believe that our estimates of expense and the earnings per share impact from equity compensation pursuant to FAS 123(R) are subject to a number of risks and uncertainties which we have not faced before, including estimating the forfeiture rate, estimating the impact on diluted shares outstanding pursuant to the Treasury Stock method, and the tax rate which will apply to the pre-tax expense, among other factors.

Based on all of the foregoing, we are currently expecting the following financial results for the first quarter of fiscal 2007:

•	Net revenues for the first quarter of fiscal 2007 to be in the range of $195 - $205 million

o	Within this estimate, we expect AEG net revenues to decline sequentially and for ACG net revenues to either decline somewhat or to grow slightly.

o	Altec Lansing’s June quarter has historically been its lowest of the calendar year and we believe it is likely that this pattern will continue.

•	Non-GAAP consolidated tax rate to be in the range of 25-27%

•	The EPS cost of equity compensation pursuant to FAS 123(R) to be approximately $0.04 - $0.06

•	Non-GAAP earnings per share for the first quarter of fiscal 2007 to be in the range of $0.28 - $0.33.

•	GAAP earnings per share of approximately $0.22 to $0.29

Longer-term Business Model. During fiscal 2006, we did not meet our goal of achieving a 20% operating margin on our ACG business, although we did come within the 15-20% operating margin target for the Company as a whole after excluding $5.5 million in certain non-recurring purchase accounting charges that affected AEG in the second and third quarters of fiscal 2006. Given recent trends in our business and industry, including a flat to down trend on revenues derived from professional grade corded headsets, the rapid growth of the Bluetooth consumer market with continued intense price competition and other factors such as generally shorter product life cycles, we are adjusting our long-term target business model to an operating margin goal of 15-18% for the total Company prior to the impact of option expensing pursuant to FAS123(R), although our execution and overall cost effectiveness must improve markedly from current levels to achieve this range.

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its first quarter fiscal year 2007 results or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the first quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results

Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, May 2 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #6178075 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include: (1) Our intention to increase marketing expenditures for the wireless office segment in fiscal 2007 to approximately $19 million, (2) Our plan to resume executing to a profitable growth strategy in fiscal 2007, (3) We remain committed to returning cash flow in excess of business requirements to shareholders in the form of share repurchases when they are expected to be strongly accretive and through regular quarterly dividend payments, (4) Estimated financial results for the first quarter of fiscal 2007, (5) Our long term operating margin goals, and (6) Our long-term expectations for lower costs, especially for consumer products, in our new China facility.

Because forward-looking statements involve a number of risks and uncertainties, and are based on current information and management judgment, actual results could differ materially from those projected.

Among the factors that could cause actual results to differ materially from those projected are:

•	Demand overall for our products is difficult to forecast;

•	The mix of demand for each of our products is difficult to predict and unexpected mix makes margins difficult to forecast;

•
We may have inadequate inventory to meet the demand for particular products or we may acquire too much inventory for certain products. The latter issue increases the risk of future inventory write-downs;

•
Our operating results are highly dependent on the volume and timing of orders received during the quarter, which are difficult to predict. This is particularly true because we are also often presented with a significant number of transactions for large volumes of product that may materialize or fail to materialize in a particular period;

•
The foregoing difficulties are exacerbated in periods such as the present when a significant portion of our revenue is derived from new products and the difficulties of forecasting appropriate volumes of production are even more tenuous;

•	Pricing pressures in the market for our products can make margins difficult to project;

•
We must incur a large portion of our costs in advance of receiving firm sales orders because we must plan research and production, order components and enter into development, sales and marketing, and other operating commitments prior to obtaining firm commitments from our customers;

•
If our projections of the volumes of certain products are low, we incur significant expenses such as air freight, expediting and other manufacturing variances as we attempt to make up for the shortfall, which are difficult to forecast;

•
Fluctuations in currency exchange rates impact our revenues and profitability because we report our financial statements in U.S. dollars whereas a significant portion of our sales to customers and transactions with vendors are transacted in other currencies for which we may not completely hedge our risk. New accounting pronouncements are occurring regularly and judgments for upcoming financial categorization may not always be accurately projected;

•	A softening of the level of market demand for our products due to economic or other factors beyond our control; and

•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed on May 31, 2005, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries

The following related charts are provided:
•	Summary Unaudited Condensed Consolidated Financial Statements
•	Summary Unaudited Condensed Statements of Operations by Segment
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliation for Plantronics, Inc.
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliation for the Audio Entertainment Group
•	Summary Unaudited Statements of Operations and Related Data

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Quarter Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	March 31,
	2005	2006	2005	2006

Net revenues	$147,822	$206,748	$559,995	$750,394
Cost of revenues	73,965	121,671	271,537	424,140
Gross profit	73,857	85,077	288,458	326,254
Gross profit %	50.0%	41.2%	51.5%	43.5%

Research, development and engineering	12,345	16,930	45,216	62,798
Selling, general and administrative	30,754	42,249	116,621	153,094
Total operating expenses	43,099	59,179	161,837	215,892
Operating income	30,758	25,898	126,621	110,362
Operating income %	20.8%	12.5%	22.6%	14.7%

Interest and other income (expense), net	346	1,525	3,739	2,192
Income before income taxes	31,104	27,423	130,360	112,554
Income tax expense	5,048	6,719	32,840	31,404
Net income	$26,056	$20,704	$97,520	$81,150

% of Net revenues	17.6%	10.0%	17.4%	10.8%

Diluted earnings per common share	$0.51	$0.43	$1.92	$1.66
Shares used in diluted per share calculations	50,967	48,637	50,821	48,788

Tax rate	16.2%	24.5%	25.2%	27.9%

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	March 31,
	2005	2006
ASSETS
Cash and cash equivalents	$78,398	$68,703
Short term investments	164,416	8,029
Total cash, cash equivalents, and
short term investments	242,814	76,732
Accounts receivable, net	87,558	118,008
Inventory	60,201	105,882
Deferred income taxes	8,675	12,409
Other current assets	7,446	15,318
Total current assets	406,694	328,349
Property, plant and equipment, net	59,745	93,874
Intangibles, net	2,948	109,208
Goodwill	9,386	75,077
Other assets	9,156	5,741
	$487,929	$612,249
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit	$-	$22,043
Accounts payable	20,316	48,574
Accrued liabilities	39,775	43,081
Income taxes payable	11,080	13,231
Total current liabilities	71,171	126,929
Deferred tax liability	8,109	48,246
Long-term liability	2,930	1,453
Total liabilities	82,210	176,628
Stockholders' equity	405,719	435,621
	$487,929	$612,249

AUDIO COMMUNICATIONS GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Quarter Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	March 31,
	2005	2006	2005	2006

Net revenues	$147,822	$168,997	$559,995	$629,725
Cost of revenues	73,965	96,220	271,537	340,437
Gross profit	73,857	72,777	288,458	289,288
Gross profit %	50.0%	43.1%	51.5%	45.9%

Research, development and engineering	12,345	14,697	45,216	56,570
Selling, general and administrative	30,754	33,898	116,621	132,867
Total operating expenses	43,099	48,595	161,837	189,437
Operating income	$30,758	$24,182	$126,621	$99,851
Operating income %	20.8%	14.3%	22.6%	15.9%

AUDIO ENTERTAINMENT GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Quarter Ended	Twelve Months Ended
	March 31,	March 31,
	2006	2006

Net revenues	$37,751	$120,669
Cost of revenues	25,451	83,703
Gross profit	12,300	36,966
Gross profit %	32.6%	30.6%

Research, development and engineering	2,233	6,228
Selling, general and administrative	8,351	20,227
Total operating expenses	10,584	26,455
Operating income	$1,716	$10,511
Operating income %	4.5%	8.7%

PLANTRONICS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Quarter Ended			Twelve Months Ended
	March 31, 2006			March 31, 2006
	GAAP	Excluded	Non-GAAP	GAAP	Excluded	Non-GAAP

Net revenues	$206,748	$-	$206,748	$750,394	$-	$750,394
Cost of revenues	121,671	(1,042)	120,629	424,140	(6,688)	417,452
Gross profit	85,077	1,042	86,119	326,254	6,688	332,942
Gross profit %	41.2%		41.7%	43.5%		44.4%

Research, development and engineering	16,930	-	16,930	62,798	(900)	61,898
Selling, general and administrative	42,249	(842)	41,407	153,094	(2,625)	150,469
Total operating expenses	59,179	(842)	58,337	215,892	(3,525)	212,367
Operating income	25,898	1,884	27,782	110,362	10,213	120,575
Operating income %	12.5%		13.4%	14.7%		16.1%

Interest and other income (expense), net	1,525	-	1,525	2,192	-	2,192
Income before income taxes	27,423	1,884	29,307	112,554	10,213	122,767
Income tax expense	6,719	767	7,486	31,404	3,795	35,199
Net income	$20,704	$1,117	$21,821	$81,150	$6,418	$87,568

% to Net revenues	10.0%		10.6%	10.8%		11.7%

Diluted earnings per common share	$0.43	$0.02	$0.45	$1.66	$0.13	$1.79
Shares used in diluted per share calculations	48,637	48,637	48,637	48,788	48,788	48,788

AUDIO ENTERTAINMENT GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Quarter Ended			Twelve Months Ended
	March 31, 2006			March 31, 2006
	GAAP	Excluded	Non-GAAP	GAAP	Excluded	Non-GAAP

Net revenues	$37,751	$-	$37,751	$120,669	$-	$120,669
Cost of revenues	25,451	(1,042)	24,409	83,703	(6,688)	77,015
Gross profit	12,300	1,042	13,342	36,966	6,688	43,654
Gross profit %	32.6%		35.3%	30.6%		36.2%

Research, development and engineering	2,233	-	2,233	6,228	(900)	5,328
Selling, general and administrative	8,351	(842)	7,509	20,227	(2,625)	17,602
Total operating expenses	10,584	(842)	9,742	26,455	(3,525)	22,930
Operating income	1,716	1,884	3,600	10,511	10,213	20,724
Operating income %	4.5%		9.5%	8.7%		17.2%

Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, Plantronics uses non-GAAP measures of operating results, which are adjusted to exclude the impact of the non cash purchase accounting charges related to the acquisition of Altec Lansing. At the segment level, we have presented non-GAAP statements that only show our results to operating income line. On a consolidated basis, we have presented full non-GAAP statement of operations. We believe the inclusion of non-GAAP statements to be appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Plantronics' underlying operational results and trends and our marketplace performance.

For example, the non-GAAP results are an indication of our baseline performance before the impact of the one time and on going purchase accounting charges related to Altec Lansing that are considered by management to be outside of our core operating results  and making operational decisions.

In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

Summary of Unaudited Statements of Operations and Related Data

	FY 04	Q105	Q205	Q305	Q405	FY05	Q106	Q206 *	Q306	Q406	FY06 *
Net revenues	$416,965	$131,370	$130,220	$150,583	$147,822	$559,995	$148,909	$172,225	$222,512	$206,748	$750,394
Cost of revenues	200,995	61,703	60,719	75,150	73,965	271,537	75,760	98,223	128,486	121,671	424,140
Gross profit	215,970	69,667	69,501	75,433	73,857	288,458	73,149	74,002	94,026	85,077	326,254
Gross profit %	51.8%	53.0%	53.4%	50.1%	50.0%	51.5%	49.1%	43.0%	42.3%	41.2%	43.5%

Research, development and engineering	35,460	10,044	10,838	11,989	12,345	45,216	13,766	16,122	15,980	16,930	62,798
Selling, general and administrative	95,756	28,920	25,305	31,642	30,754	116,621	29,892	37,823	43,130	42,249	153,094
Operating expenses	131,216	38,964	36,143	43,631	43,099	161,837	43,658	53,945	59,110	59,179	215,892

Operating income	84,754	30,703	33,358	31,802	30,758	126,621	29,491	20,057	34,916	25,898	110,362
Operating income %	20.3%	23.4%	25.6%	21.1%	20.8%	22.6%	19.8%	11.6%	15.7%	12.5%	14.7%

Income before income taxes	86,499	31,038	34,271	33,947	31,104	130,360	29,723	21,088	34,320	27,423	112,554
Income tax expense	24,220	8,691	9,596	9,505	5,048	32,840	8,025	7,381	9,279	6,719	31,404
Income tax expense as a percent
of income before taxes	28.0%	28.0%	28.0%	28.0%	16.2%	25.2%	27.0%	35.0%	27.0%	24.5%	27.9%

Net income	62,279	22,347	24,675	24,442	26,056	97,520	21,698	13,707	25,041	20,704	81,150
Diluted shares outstanding	47,492	50,428	50,638	51,365	50,967	50,821	49,335	49,007	48,165	48,637	48,788
EPS	$1.31	$0.44	$0.49	$0.48	$0.51	$1.92	$0.44	$0.28	$0.52	$0.43	$1.66

Net revenues from unaffiliated customers:
Audio Communication Group
Office and Contact center	273,888	82,815	86,204	92,470	104,846	366,335	105,425	107,475	114,290	119,334	446,524
Mobile	92,330	34,458	28,815	35,469	26,520	125,262	26,868	26,682	29,973	35,810	119,333
Gaming and Computer	23,701	6,992	8,515	15,259	9,038	39,804	9,344	8,906	9,419	7,987	35,656
Other specialty products	27,046	7,105	6,686	7,385	7,418	28,594	7,272	7,237	7,837	5,866	28,212
Audio Entertainment Group	-	-	-	-	-	-	-	21,925	60,993	37,751	120,669

Net revenues by geographical area from unaffiliated customers:
Domestic	277,217	89,088	89,375	100,587	96,480	375,530	96,685	113,431	139,033	136,253	485,402
International	139,748	42,282	40,845	49,996	51,342	184,465	52,224	58,794	83,479	70,495	264,992

Balance Sheet accounts and metrics:
Accounts receivable, net **	64,344	68,039	73,345	89,178	87,558	87,558	88,576	115,078	126,169	118,008	118,008
Days sales outstanding		47	51	53	53		54	60	51	51
Inventory, net	40,762	47,418	65,940	75,074	60,201	60,201	56,441	99,167	106,573	105,882	105,882
Inventory turns		5.2	3.7	4.0	4.9		5.4	4.0	4.8	4.6

* Includes Altec Lansing since the acquisition as of August 18, 2005
** Certain balances related to other receivables have been reclassified from accounts receivable, net to other current assets, to represent March 2005 classifications